Exhibit 3.92

COMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION
ARTICLES OF AMENDMENT CHANGING THE NAME OF A VIRGINIA LIMITED LIABILITY COMPANY By the Members

The undersigned, on behalf of the limited liability company set forth below, pursuant to § 13.1-1014 of the Code of Virginia, states as follows:

1.	The current name of the limited liability company, as it appears on the records of the State Corporation Commission, is

Commonwealth Technology LLC

2.	The name of the limited liability company is changed to

Commonwealth Technology Innovation LLC

(The name must contain the words limited company or limited liability company or the abbreviation L.C., LC, L.L.C. or LLC)

3.

(See “Approval” Instructions for requisite vote.) The foregoing amendment was adopted by a vote of the members in accordance with the provisions of the Virginia Limited Liability Company Act on             03/26/2019            .

(date)

Executed in the name of the limited liability company by:

03/26/2019
(signature)	(date)

Brian T. Fisher	Secretary
(printed name)	(title (e.g., manager or member))

(limited liability company’s SCC ID no. (optional))	(telephone number (optional))

CHECK IF APPLICABLE (see instructions):

☐	The person signing this document on behalf of the limited liability company has been delegated the right and power to manage the company’s business and affairs.

(The articles must be executed in the name of the limited liability company by any manager or other person who has been delegated the right and power to manage the business and affairs of the limited liability company, or if no managers or such other person has been selected, by any member of the limited liability company.)

PRIVACY ADVISORY: Information such as social security number, date of birth, maiden name, or financial institution account numbers is NOT required to be included in business entity documents filed with the Office of the Clerk of the Commission. Any information provided on these documents is subject to public viewing.

SEE INSTRUCTIONS ON THE REVERSE

UNANIMOUS WRITTEN CONSENT OF

SOLE SHAREHOLDER FOR

COMMONWEALTH TECHNOLOGY LLC

The undersigned, being the sole member of the board of directors (the “Board of Directors”) of Commonwealth Technology, a Virginia Limited Liability Corporation (the “LLC”), hereby unanimously adopts, in accordance with Section 13.1-1022 of the Virginia Limited Liability Company Act and the Bylaws of the LLC, the following resolutions by unanimous written consent, said actions to have the same force and effect as if adopted at a meeting of the Board of Directors of the LLC duly called, noticed and held:

WHEREAS, the Board of Directors has determined it is in the best interests of the LLC to amend the Articles of Organization of the LLC,

NOW, THEREFORE, BE IT RESOLVED, that Article 1 of the Articles of Organization is hereby amended to change the name of the LLC from “Commonwealth Technology LLC” to “Commonwealth Technology Innovation LLC.”

This Consent is executed and acknowledged by the undersigned, being the sole shareholder of the LLC, as of the 26th day of March, 2019.

Each director by signing this unanimous written consent of the Board of Directors waives notice of the time, place and purpose of a Board of Directors’ meeting and agrees to the transaction of business contained herein by unanimous written consent in lieu of a Board of Directors’ meeting. The signatories direct that this unanimous written consent be inserted into the LLC’s minute book promptly after its full execution.

[Signatures follow on next page]

IN WITNESS WHEREOF, the undersigned have executed this unanimous written consent of the Board of Directors effective as of March 26, 2019.

Steve Schorer Director

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